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                                                                      EXHIBIT 99
[ARIAD LOGO]
                                                                   NEWS RELEASE

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FOR IMMEDIATE RELEASE                       CONTACT: Jay R. LaMarche
                                                     Chief Financial Officer
                                                     ARIAD Pharmaceuticals, Inc.
                                                     (617) 494-0400

                                                     Janet Dally
                                                     Burns McClellan, Inc.
                                                     212-213-0006


                  ARIAD ENTERS INTO AGREEMENTS FOR $10 MILLION
                              IN PRIVATE PLACEMENT

CAMBRIDGE, MA, APRIL 29, 1998 -- ARIAD Pharmaceuticals, Inc. (Nasdaq: "ARIA") today announced that it has entered into agreements with institutional investors to raise $10 million in a private placement of 2.5 million shares of common stock. BancAmerica Robertson Stephens served as Placement Agent in the transaction.

"We are extremely pleased to welcome a prominent group of new institutional investors in ARIAD. This private placement strengthens our financial position and provides resources to advance the Company's regulated gene expression products towards clinical development," said Harvey J. Berger, M.D., Chairman and Chief Executive Officer.

The financing is expected to close upon, and is subject to, the effectiveness of a resale registration statement to be filed by the Company with the Securities and Exchange Commission in connection with these shares. The Company is not accepting additional subscriptions. Proceeds from the private placement will be used to fund the Company's research and development activities, including preclinical studies and, if successful, planned clinical trials, working capital, and for general corporate purposes.

ARIAD Pharmaceuticals is engaged in the discovery and development of orally administered therapeutics based on signal transduction technology. The Company is developing small-molecule drugs that block intracellular signaling pathways that play a critical role in major diseases including osteoporosis and immune-related disorders. ARIAD is also developing ARGENT(TM), a proprietary regulated gene expression technology for orally active protein therapy.


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Some of the matters discussed in this news release are forward-looking statements that involve risks and uncertainties. In particular, there can be no assurance that the transaction will close and that the Company will receive proceeds from this private placement. Other risks and uncertainties include, but are not limited to risks and uncertainties regarding the success of the Company's preclinical studies, the ability of the Company to commence clinical trials and the success of such clinical trials, as well as risks and uncertainties relating to economic conditions, markets, products, services and prices, and other factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Statements" in ARIAD's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed with the Securities and Exchange Commission.

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